Exhibit 99.1

Press Release

For Release February 6, 2008

Contact:

Thomas R. Melendrez, Executive Vice President

(510) 668-7000

Exar Acquires Exclusive Ownership for Digital Power Patents

Fremont, California, February 6, 2008—Exar Corporation (Nasdaq: EXAR) today announced that it had acquired exclusive rights to all of Fyrestorm Inc.’s intellectual property, including rights to 30 patents related to digital predictive algorithms. Fyrestorm was a private venture-funded company that developed an all-digital adaptive loop control technology designed to enable efficient and extremely fast response switching-mode power supplies. The digital predictive technology enables power conversion and power management solutions based on digital logic, rather than classic analog feedback techniques. It is expected to provide distinct performance advantages to a range of consumer, industrial and telecommunications products.

In addition, Exar has strengthened its engineering staff focusing on digital power solutions with the appointment of Greg Koskowich as Exar’s vice president, Digital Engineering. Mr. Koskowich served previously at Fyrestorm as the Vice President of Design, and led the development of Fyrestorm’s digital predictive approach. Mr. Koskowich will report to Hung Le, Vice President, Engineering. In addition to Mr. Koskowich, other key engineers and architects from Fyrestorm have joined Exar.

“This acquired technology will accelerate our initiatives to deliver digital power solutions initially focused on consumer electronic products,” said John McFarlane, interim president and CEO. “Digital power is an area of strategic focus for us; we are excited to have Mr. Koskowich, and other members of the Fyrestorm team on board to spearhead this effort. Their unique and in-depth understanding of the acquired predictive digital power technology will give Exar a distinct market advantage.”

“Power systems have been growing in both complexity and current requirements,” said Ed Lam, senior vice president, Product Lines. “We believe that the digital predictive algorithm presents a compelling solution in an area where others fail to offer more than conventional solutions. We are well along the product development path working collaboratively with key OEMs to develop higher performance products.”

Digital Power Overview

Exar identified early the strength of digital power technology and has filed numerous patents including digital pulse frequency modulation for high efficiency under low load applications and digital feedback topology for layout simplification. The acquired predictive intellectual property addresses low power consumption, fast transient response, and accurate output tolerance and fits synergistically with Exar’s digital power efforts. Combining Exar’s technology and the patented digital predictive technology enables the creation of one of the highest performance digital power solutions in the industry. Additionally, the acquired predictive technology’s high switching frequency allows the use of smaller inductors and capacitors resulting in a reduction in the overall size and cost of the final design.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

# # #